As filed with the Securities and Exchange Commission on May 25, 2005   Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	95-3819685
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1880 Century Park East, Los Angeles, California 90067 (Address of principal executive offices, including zip code)

NATIONAL MERCANTILE BANCORP  2005 STOCK INCENTIVE PLAN

(Full title of the plan)

SCOTT A. MONTGOMERY, PRESIDENT AND CHIEF EXECUTIVE OFFICER

1880 Century Park East, 8th Floor, Los Angeles, California 90067

(Name and address of agent for service)

(310) 277-2265

(Telephone number, including area code, of agent for service)

Copy to:

Alan B. Spatz, Esq.

Troy & Gould Professional Corporation

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, no par value Total	250,000 shares	$14.31	$3,577,500	$421.07

(1)       In accordance with Rule 416(c) of the Securities Act of 1933, there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2005 Stock Incentive Plan (the “Plan”).

(2)       Since the option exercise price of these shares is not known, the proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $14.31, which is the average of the high and low closing price of the Common Stock on the Nasdaq SmallCap Market on May 23, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed in this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

National Mercantile Bancorp (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 250,000 shares of the Registrant’s Common Stock for issuance pursuant to the Registrant’s 2005 Stock Incentive Plan (the “Plan”), and such indeterminate number of shares as may become available under the Plan as a result of the adjustment provisions thereof.

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)           All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the Annual Report referred to in (a) above; and

(c)           The description of the Common Stock set forth on pages 7, 8 and 9 of the Company’s Amendment No. 2 to its Registration Statement on Form S-14 (Registration No. 2-82386) filed under the Securities Act, which description was incorporated by reference in the Company’s Registration Statement on Form 8-A, dated June 15, 1987 filed under Section 12 of the Exchange Act, and including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The legality of the securities registered hereunder will be passed upon for the Registrant by Troy & Gould Professional Corporation, the Registrant’s legal counsel.

Item 6.  Indemnification of Directors and Officers

Section 317 of the General Corporation Law of the State of California (the “GCL”) and Article V of the Registrant’s Bylaws provide for the indemnification of directors and officers under certain circumstances. The Registrant’s Bylaws grant the Registrant the power to indemnify its directors and officers under certain circumstances to the extent permitted by the GCL against certain expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person’s position as a director or officer of the Registrant.  Pursuant to the GCL and the Registrant’s Bylaws, the Registrant is required to indemnify directors and officers against expenses actually and reasonably incurred to the extent that such party is successful on the merits in the defense of certain proceedings.

Section 204(a)(11) of the GCL provides for the indemnification, subject to certain limitations, of directors and officers for breach of their duty to a corporation and its stockholders in excess of that expressly permitted by Section 317 of the GCL. An amendment to the Articles of Incorporation of the Registrant adopted the implementation of Section 204(a)(11) of the GCL.

In addition, the Registrant has entered into Indemnity Agreements with certain of its directors and certain officers which provide for, among other items and except to the extent prohibited by any limitations on indemnification under the GCL which cannot be waived, the mandatory indemnification by the Registrant of any amount which a director or officer is legally obligated to pay because of claims made against such person relating to his service as a director or officer of the Registrant.

The Registrant also maintains a directors’ and officers’ liability insurance policy insuring the Registrant’s directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made by the Registrant to such directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits.

See the attached Exhibit Index that follows the signature pages, which is incorporated by reference.

Item 9.  Undertakings.

(a)           The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(iv) provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

(b)The Registrant hereby undertakes:

That for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, National Mercantile Bank certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on this 25th day of May, 2005.

National Mercantile Bancorp

By:	/s/ Scott A. Montgomery
Scott A. Montgomery
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott A. Montgomery and David Brown and such person’s true and lawful attorney-in-fact and agent, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Montgomery	President and Chief Executive	May 25, 2005
Scott A. Montgomery	Officer, Director

/s/ Robert E. Gipson	Chairman	May 25, 2005
Robert E. Gipson

/s/ Robert E. Thomson	Vice Chairman	May 25, 2005
Robert E. Thomson

/s/ Donald E. Benson	Director	May 25, 2005
Donald E. Benson

/s/ Joseph N. Cohen	Director	May 25, 2005
Joseph N. Cohen

/s/ Antionette Hubenette	Director	May 25, 2005
Antionette Hubenette, M.D.

/s/ Dion G. Morrow	Director	May 25, 2005
Dion G. Morrow

/s/ Carl. R. Terzian	Director	May 25, 2005
Carl. R. Terzian

/s/ W. Douglas Hile	Director	May 25, 2005
W. Douglas Hile

/s/ David R. Brown	Principal Financial and	May 25, 2005
David R. Brown	Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	National Mercantile Bancorp 2005 Stock Incentive Plan.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

10.1	Form of Incentive Stock Option Agreement.

10.2	Form of Non-Qualified Stock Option Agreement.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young, LLP

24.1	Power of attorney (contained on the signature page hereto).